Exhibit 99.1

DUCOMMUN INCORPORATED

2007 BONUS PLAN

PURPOSE: Reward achievement of Annual Operating Plan of Ducommun Incorporated (the “Company”) to build profitability and provide competitive compensation levels.

CONCEPT: Bonus pool created by the Company’s net income and cash flow from operating activities compared to Target.

PARTICIPANTS: Five corporate positions, two subsidiary presidents, and seventeen other key subsidiary officers as set forth on Schedule A.

INCENTIVE AWARD RANGES: 0% to 150% of salary predicated on position.

INCENTIVE AWARD: Based on combination of:

1.	Company performance compared to Target.

2.	For subsidiary management, Company performance and subsidiary performance.

3.	Individual manager performance.

APPROVAL: All awards to five corporate positions, two subsidiary presidents, and seventeen other key subsidiary officers are subject to the approval of the Compensation Committee of the Board of Directors. All other awards are subject to the approval of the CEO.

DISCRETION: The Compensation Committee, in its discretion, may award bonuses even if financial targets are not met.

DUCOMMUN INCORPORATED

2007 BONUS PLAN

(in $000s)

Definitions

Net Income	=	Ducommun consolidated net income excluding any write-off of goodwill and other intangibles.

EBITA	=	Earning before interest, income taxes, amortization and corporate fee

Cash Flow (for corporate)	=	Cash flow from operating activities
Cash Flow (for operating units)	=	Cash flow from operating activities plus corporate fee, plus interest allocation, plus income taxes

General

•	No bonus will be paid to corporate or any subsidiary management unless Ducommun Net Income equals or exceeds 80% of Target.

•	Bonus targets for the persons covered by this Plan are expressed as a percentage of 2007 salaries as set forth on Schedule A.

•	Any person added to the Plan during the year must be approved by the CEO of Ducommun, and will be eligible to receive a pro rata bonus for the portion of the year employed.

•	To be eligible to receive a bonus award, a person must be employed by Ducommun or a subsidiary on the date of payment of the 2007 bonus.

•	All amounts shall be calculated after accrual of the bonuses.

•

All bonus awards to the persons listed on Schedule A are subject to the approval and are at the discretion of the Compensation Committee of the Board of Directors of Ducommun. The Compensation Committee shall make all interpretations of this Plan, and shall have discretion to make exceptions or adjustments as it deems appropriate.

Bonus Pool

•	A bonus pool shall be generated based one-half on the Net Income and one-half on the Cash Flow of the Company compared to Target as set forth on Schedule B.

•	The bonus pool shall be calculated as follows:

• Minimum or less	=	$0
• Target	=	sum of target bonus percentage multiplied by the salary* for all persons covered by this Plan (“Aggregate Target Bonuses”).
• Maximum	=	three times the Aggregate Target Bonuses

*	Actual salary earned in 2007

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Shortfall in performance on one metric may be offset by over performance on the other metric. (For example, 90% of Target for Cash Flow and 110% of Target for Net Income creates a bonus pool equal to the Aggregate Target Bonuses.)

•	All bonus pool amounts shall be calculated on a linear basis for performance between two data points.

Bonus Awards

•	Individual bonus awards for corporate officers are based on:

•	Company Net Income and Cash Flow compared to Targets as set forth on Schedule B, and

•	Individual manager performance.

•	Individual bonus awards for subsidiary personnel (including subsidiary presidents) are based on:

•	Company Net Income and Cash Flow compared to Target as set forth on Schedule B, and

•	Subsidiary EBITA and Cash Flow (each weighted equally) compared to Targets as set forth on Schedule B, and

•	Individual manager performance.

•	Shortfall in performance on one metric may be offset by over performance on the other metric.